Exhibit 99.1

Celldex Reports Fourth Quarter and Fiscal 2010 Financial Results

- Management to Host Conference Call to Discuss Results and Provide 2011 Outlook Today, Thursday, March 3, at 8:30 a.m. Eastern Time -

NEEDHAM, Mass.--(BUSINESS WIRE)--March 3, 2011--Celldex Therapeutics, Inc. (NASDAQ: CLDX) today reported financial results for the fourth quarter and the year ended December 31, 2010. Celldex reported net income of $22.7 million, or $0.71 basic earnings per share, and $0.70 fully diluted earnings per share for the fourth quarter of 2010 compared to a net loss of $12.9 million, or ($0.41) per basic and diluted share, for the fourth quarter of 2009. Net income for the fourth quarter of 2010 includes one-time items totaling $30.5 million for rindopepimut (CDX-110) related revenue recorded as a result of the termination of the Pfizer license agreement and a charge to royalty expense related to costs originally capitalized in connection with the Pfizer license agreement. Celldex regained rights to rindopepimut during the fourth quarter of 2010.

Excluding these one-time items, on a non-GAAP basis, Celldex would have reported a net loss of $7.8 million, or ($0.24) per basic share, for the fourth quarter of 2010. A reconciliation of GAAP to non-GAAP earnings (loss) per share is attached.

For the twelve months ended December 31, 2010, Celldex reported a net loss of $2.5 million, or ($0.08) per share, compared to a net loss of $36.5 million, or ($1.84) per share, for the twelve months ended December 31, 2009. Net loss for 2010 included the one-time items described above. Excluding these items, the non-GAAP net loss per share for 2010 was $33.0 million, or ($1.04) per share.

“Celldex enters 2011 well positioned with several product candidates in later stage clinical development and two additional programs poised to enter clinical studies later this year,” said Anthony S. Marucci, President and Chief Executive Officer. “We are excited to regain rights to develop and commercialize rindopepimut. We are in a strong financial position, with projected cash flow and financial resources expected to sufficiently fund planned program development into 2012, including initiation of a Phase 3 pivotal study for rindopepimut. Our therapeutic vaccine, antibody drug-conjugate and therapeutic antibody programs will drive a number of potential value enhancing key events over the course of this year and next and we look forward to updating shareholders on our continued progress and overall strategic initiatives.”

Fourth Quarter and Recent Highlights

  Effective November 1, 2010, Celldex regained rights to develop and commercialize rindopepimut. Rindopepimut (CDX 110) is widely perceived by clinicians as one of the most promising drug candidates for patients with glioblastoma multiforme (GBM)—a population with very limited treatment options—and we are well positioned to advance rindopepimut into a pivotal study in the second half of 2011.
  At the Society for Neuro-Oncology (SNO) Annual Meeting in November, Celldex presented complete data for the primary endpoint of ACT III, a multi-center, single arm, Phase 2 clinical trial of rindopepimut in patients with newly diagnosed GBM. The data showed 66% of patients were progression-free at 8.5 months from diagnosis, a statistically significant increase over a predetermined progression-free rate (PFR) estimate. These encouraging data are consistent with previous studies (ACTIVATE and ACT II) with rindopepimut in GBM and provided additional information to design the future clinical development of rindopepimut.
  During the fourth quarter 2010, Celldex received Qualifying Therapeutic Discovery Project (QTDP) grants totaling approximately $1.7 million from the U.S. government related to seven of the Company’s projects.
  Celldex and its collaborators presented positive, preliminary data from the CDX-1401 Phase 1/2 study at the iSBTc Annual Meeting in October. Robust anti-NY-ESO-1 immunity was induced with the majority of the patients developing anti-NY-ESO-1 antibody responses and 39% of the patients experiencing increases in NY-ESO-1 specific T cell responses including both CD4 and CD8 responses. CDX-1401 was well tolerated and there were no dose-limiting toxicities.
  To help meet Celldex’s anticipated liquidity needs to support the ongoing clinical development of its later-stage programs, to payoff certain debt obligations and to provide funding for future working capital and general corporate purposes, Celldex recently entered into two financing transactions that the Company believes will extend its liquidity and cash resources—(i) a debt facility with MidCap Financial, LLC pursuant to which the Company borrowed an aggregate of $10 million to retire the approximately $12.8 million of outstanding principal and accrued interest owed to holders of the Company’s 4% convertible subordinated debt which was paid off on February 14, 2011 and (ii) a controlled equity offering facility with Cantor Fitzgerald & Co. (“Cantor”) pursuant to which the Company may issue and sell up to 5,000,000 shares of its common stock from time to time through Cantor, acting as agent. Sales of our common stock through Cantor, if any, will be made on the NASDAQ Global Market by means of ordinary brokers’ transactions at market prices, in block transactions or as otherwise agreed by Cantor and Celldex. To date, no sales have been made under the controlled equity offering facility.

Key 2011 Objectives

  Based on ongoing discussions with the FDA, initiate an international, double-blinded, placebo-controlled, randomized Phase 3 pivotal study of rindopepimut in approximately 300 patients with GBM that express EGFRvIII during the second half of 2011.
  Complete enrollment of the 120-patient randomized Phase 2b controlled study of CDX-011, the Company’s antibody drug conjugate for the treatment of patients with glycoprotein NMB (GPNMB)-expressing advanced, refractory breast cancer including triple negative disease.
  Initiate Phase 1 clinical studies of CDX-301, or MobistaTM, and CDX-1127.

Further Financial Highlights

The increase in income of $35.6 million between the fourth quarters of 2010 and 2009 is primarily due to one-time items of $35.6 million in product development and licensing revenues recorded as a result of the termination of the Pfizer license agreement and a $5.1 million charge to royalty expense related to costs originally capitalized in connection with the Pfizer license agreement. The increase was also due to lower research and development (R&D) and general and administrative (G&A) expenses in 2010 versus 2009. R&D expense in the fourth quarter of 2010 decreased by $1.4 million compared to R&D expense in 2009 due primarily to lower clinical trials and facility-related costs in 2010 and severance expenses incurred in 2009 as a result of the CuraGen acquisition. G&A expenses in the fourth quarter of 2010 decreased to $2.6 million as compared to $6.4 million in 2009. G&A expenses for the 2009 fourth quarter included approximately $3.8 million, or $0.12 per share, of transaction, severance and integration expenses recorded in connection with the CuraGen acquisition. The increase in cash, cash equivalents and marketable securities of $3.4 million from September 30, 2010 includes $10 million received to refinance our debt and $1.6 million received from QTDP grants, partially offset by our fourth quarter operations-related cash burn of approximately $8.2 million.

The net loss of $2.5 million for 2010 represents an improvement of $34.0 million, when compared to the net loss of $36.5 million for the same period in 2009, and is primarily due to the two one-time items discussed in the prior paragraph. R&D expense in 2010 increased by $1.5 million compared to R&D expense in 2009 and was primarily a result of combining Celldex and former CuraGen operations for the full year in 2010. R&D expenses included increased personnel-related expenses, license fees and facility-related costs, offset partially by lower laboratory supplies and services costs. G&A expenses decreased by $6.7 million to $10.4 million in 2010 as compared to G&A expense of $17.1 million in 2009, primarily due to severance expense of $3.3 million and increased professional service-related fees of $2.6 million incurred in 2009 as a result of the CuraGen acquisition.

As of December 31, 2010, Celldex had approximately 32.1 million shares outstanding.

Important Information Related to Celldex’s Financial Results

CuraGen Acquisition Financial Details

On October 1, 2009, CuraGen Corporation, formerly a publicly-traded company, merged with a wholly-owned subsidiary of Celldex (the “CuraGen Merger”). In connection with the CuraGen Merger, Celldex issued a total of 15,722,713 shares of Celldex common stock, assumed stock options exercisable into 931,315 shares of Celldex common stock and assumed the obligation for the $12.5 million in CuraGen 4% convertible subordinated debt due in February 2011 (which has now been repaid). Accordingly, the results of operations of CuraGen were included in the results of operations of Celldex beginning October 1, 2009. CuraGen was then merged into Celldex on December 31, 2009 and the separate corporate existence of CuraGen ceased.

Webcast and Conference Call

Celldex will host a conference call and live audio webcast at 8:30 a.m. ET on Thursday, March 3, 2011, to discuss Celldex’s fourth quarter and twelve month 2010 financial results and to provide an update on anticipated research and development and business objectives for 2011. The conference call and presentation will be webcast live over the Internet and can be accessed by logging on to the Events Calendar under the "News & Events" section of the Celldex Therapeutics website at www.celldextherapeutics.com. The call can also be accessed by dialing 888-713-4218 (within the United States) or 617-213-4870 (outside the United States). The passcode for participants is 68508575.

A replay of the call will be available approximately two hours after the live call concludes through March 17, 2011. To access the replay, dial 888-286-8010 (within the United States) or 617-801-6888 (outside the United States). The passcode is 18594660. The webcast will also be archived on the Company’s website. Additionally, a copy of this press release is available by contacting Investor Relations at 781-433-0771.

About Celldex Therapeutics, Inc.

Celldex Therapeutics is the first antibody-based combination immunotherapy company. Celldex has a pipeline of drug candidates in development for the treatment of cancer and other difficult-to-treat diseases based on its antibody focused Precision Targeted Immunotherapy Platform. The PTI Platform is a complementary portfolio of monoclonal antibodies, antibody-targeted vaccines and immunomodulators used in optimal combinations to create novel disease-specific drug candidates. For more information, please visit http://www.celldextherapeutics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the Company’s strategic focus and the future development and commercialization (by Celldex and others) of rindopepimut (CDX-110), CDX-1307, CDX-011, CDX-1135 (formerly TP10), CDX-1401, Belinostat and other products. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to successfully integrate the businesses, multiple technologies and programs of CuraGen and Celldex; our ability to adapt APC Targeting TechnologyTM to develop new, safe and effective vaccines against oncology and infectious disease indications; our ability to successfully complete product research and further development of our programs, including rindopepimut, which, effective November 1, 2010, is at our cost; the uncertainties inherent in clinical testing; our limited experience in bringing programs through Phase 3 clinical trials; our ability to manage research and development efforts for multiple products at varying stages of development; our strategy and business plans concerning the continued development and commercialization of rindopepimut; our ability to successfully complete the transition of rindopepimut from Pfizer to Celldex; the timing, cost and uncertainty of obtaining regulatory approvals; the failure of the market for the Company's programs to continue to develop; our limited cash reserves and our ability to obtain additional capital on acceptable terms, or at all; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other factors listed under “Risk Factors” in our annual report on Form 10-K.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

CELLDEX THERAPEUTICS, INC.
(In thousands, except per share amounts)

CONSOLIDATED STATEMENTS	Quarter Ended		Year Ended
OF OPERATIONS DATA	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)
REVENUE
Product Development and
Licensing Agreements	$36,070	$1,324	$40,187	$5,662
Contracts and Grants	-	863	220	1,802
Product Royalties	1,651	2,546	6,386	7,716

Total Revenue	37,721	4,733	46,793	15,180

OPERATING EXPENSE
Research and Development	6,741	8,111	27,650	26,169
Royalty	6,800	2,727	12,077	8,397
General and Administrative	2,581	6,419	10,428	17,119
Gain on Sale of Assets	-	-	(50)	(604)
Amortization of Acquired Intangible Assets	483	662	3,143	949

Total Operating Expense	16,605	17,919	53,248	52,030

Operating Income (Loss)	21,116	(13,186)	(6,455)	(36,850)

Investment and Other Income, Net	1,880	54	5,259	248
Interest Expense	(335)	(340)	(1,337)	(452)

Net Income (Loss) Before Income Tax	22,661	(13,472)	(2,533)	(37,054)

Income Tax Benefit	-	529	-	529

Net Income (Loss)	$22,661	$(12,943)	$(2,533)	$(36,525)

Net Income (Loss) per Common Share - Basic	$0.71	$(0.41)	$(0.08)	$(1.84)

Net Income (Loss) per Common Share - Diluted	$0.70	$(0.41)	$(0.08)	$(1.84)

Weighted Average Common Shares Outstanding:
Basic	32,037	31,629	31,868	19,823
Diluted	32,191	31,629	31,868	19,823

CELLDEX THERAPEUTICS, INC.
(In thousands)

CONDENSED CONSOLIDATED
BALANCE SHEETS	December 31,	December 31,
	2010	2009

ASSETS
Cash, Cash Equivalents and Marketable Securities	$61,098	$82,453
Other Current Assets	1,849	1,523
Property and Equipment, net	10,832	11,489
Intangible and Other Assets, net	36,164	44,899
Total Assets	$109,943	$140,364

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$20,208	$14,407
Long-Term Liabilities	14,480	52,190
Stockholders' Equity	75,255	73,767
Total Liabilities and Stockholders' Equity	$109,943	$140,364

CELLDEX THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Reconcilitation of basic net income (loss) per
share, in accordance with generally
accepted accounting principles, with
adjusted results:

Net income (loss) per basic share	$0.71	$(0.41)	$(0.08)	$(1.84)

Adjustment for the termination of the Pfizer
license agreement	(35,594)	-	(35,594)	-
Net loss per basic share effect	(1.11)	-	(1.12)	-

Adjustment for costs capitalized in connection
the Pfizer license agreement	5,089	-	5,089	-
Net income per basic share effect	0.16	-	0.16	-

Adjusted net loss per basic share	$(0.24)	$(0.41)	$(1.04)	$(1.84)
The adjusted net loss per basic share presented above is not in accordance with generally accepted accounting principles (GAAP). The above reconciliation identifies one-time items that resulted from Pfizer's termination of its rindopepimut license agreement with Celldex which management believes are not directly related to ongoing operations. Management has excluded these items from its non-GAAP adjusted amounts, thereby providing investors with information that may help them to compare ongoing operating performance.

CONTACT:
Celldex Therapeutics, Inc.
Anthony S. Marucci, 781-433-0771
President and CEO
or
Celldex Therapeutics, Inc.
Avery W. Catlin, 781-433-0771
Chief Financial Officer
IR@celldextherapeutics.com
or
For Media:
BMC Communications Group
Matthew Driscoll, 212-477-9007 x20
mdriscoll@bmccommunications.com